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                                                                   EXHIBIT 10.68

                        [TEXAS BIOTECHNOLOGY LETTERHEAD]


February 20, 1998

Ms. Pamela M. Murphy
3918 Southwestern
Houston, TX 77005

Dear Pam:

     I am pleased to offer you the position of Vice President, Corporate Communications and Investor Relations for Texas Biotechnology Corporation on the following terms and conditions:

     1) REPORTING RELATIONSHIP: This position will report directly to the President and Chief Executive Officer.

     2) SALARY: You will be paid a salary at an annual rate of $125,000, payable bimonthly. Your performance and salary will be reviewed in accordance with the Company's salary administration program.

     3) ANNUAL STOCK OPTIONS: You will be eligible to participate in the Company's Stock Option Bonus Program which is dependent upon the discretion of management and achievement of corporate and individual goals. The amount of your annual bonus is targeted at 35,000 shares.

     4) STOCK OPTIONS: Subject to approval by the Company's Board of Directors, you will be granted options under the Company's 1995 Amended and Restated Stock Option Plan to purchase 35,000 shares of the Company's Common Stock at a price per share equal to the fair market value of such Common Stock on the "Award Date", which shall be the date of the Board's approval. Your right to exercise these options will vest according to the following schedule, provided you continue as a Company employee until the indicated time after the Award Date:
          33 1/3% after 1 year; 66 2/3% after 2 years and 100% after 3 years. The plans are subject to change from time to time at the Company's discretion.
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     5)   BENEFITS: You will be eligible to participate in the Company's comprehensive benefits package including:

               o    Medical
               o    Dental
               o    Life Insurance
               o    Disability
               o    401(k) Savings Plan
               o    Vacation
               o    Holiday

          These benefits are subject to change from time to time at the Company's discretion. You may direct any questions regarding these benefit programs to Stephen Mueller or Debbie Hedgepath.

     6) VACATION: During any calendar year of your Company employment you will be entitled to 4 weeks of company paid vacation during that year. Vacation shall be prorated for any calendar year in which you were a Company employee for less than the full year.

     7) ACCEPTANCE OF EMPLOYMENT: In order to accept this offer of employment with Texas Biotechnology Corporation and to accept the conditions of the offer as described in this letter, please complete and sign a copy of this letter and the Company's Disclosures and Confidential Agreements Letter and deliver them to me in advance of your start date.

     8) NATURE OF EMPLOYMENT: Your employment with Texas Biotechnology Corporation is on an at-will basis which means that either you or the Company may terminate the employment relationship at any time with or without cause. If, however, your employment is terminated for any reason other than for cause, the Company will pay you three (3) month's salary provided you have been with the Company for at least six (6) months. After completing one year of employment, the severance will be increased to six (6) month's salary.

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          Pam, we are very pleased about the possibility of your joining Texas
          Biotechnology. Please call me to set up a mutually agreed start date. If at all possible, I would like you to attend the Board of Directors dinner on March 2, 1998 and the Board of Directors meeting on March 3, 1998 even if your eventual start date is later.


          Sincerely Yours,

           /s/ DAVID B. MCWILLIAMS
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          David B. McWilliams
          President and Chief Executive Officer

          AGREED TO AND ACCEPTED THIS 26 DAY OF FEBRUARY, 1998

           /s/ PAMELA M. MURPHY
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          Pamela M. Murphy